Exhibit 10.5

AMENDED EMPLOYMENT AGREEMENT BETWEEN
ERIC STONESTROM AND AIRSPAN NETWORKS, INC.

THIS EMPLOYMENT AGREEMENT (“the Agreement”) entered into between ERIC STONESTROM, an individual residing in the state of Florida (“Stonestrom”) and AIRSPAN NETWORKS HOLDINGS INC. (“Airspan”), jointly “the Parties”, is made as of May 18, 2023 (the “Effective Date”).

In consideration of the promises and mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:

SECTION 1. TERM OF EMPLOYMENT

The term of this Agreement shall be from the Effective Date until the first anniversary of the Effective Date (the “Initial Term”). At the conclusion of the Initial Term, this Agreement will automatically renew for additional, successive twelve (12) month terms (“Additional Terms”) unless and until either party provides the other with written notice of non-renewal at least fifteen (15) days prior to the expiration of the then-current term. Should such notice of non-renewal be given, this Agreement will expire at the conclusion of the then-current term and be considered a “Non-Renewal” for the purposes of this Agreement and entitle Stonestrom to the payments and benefits that would have been due to him under a termination “without Cause.”

SECTION 2. TITLE, POWERS, AND RESPONSIBILITIES

(a) Title. As of the Effective Date Stonestrom resigns his position as Chief Executive Officer and shall be employed as Executive Chairman of Airspan’s Board of Directors.

(b) Power and Responsibilities.

●	Stonestrom shall use his best efforts to faithfully perform the duties of his employment and shall perform such duties as are usually performed by a person serving in his position with a business similar in size and scope as Airspan and such other additional duties as may be prescribed from time to time by the Board of Airspan which are reasonable and consistent with Airspan’s operations, taking into account Stonestrom’s expertise and job responsibilities.

●	Stonestrom shall have authority regarding decisions which materially affect the strategies and major business decisions of Airspan, or have a material impact on Airspan’s operations, including, but not limited to, decisions regarding Airspan’s finances, funding, and executive distributions.

SECTION 3. COMPENSATION AND BENEFITS

(a) Annual Base Salary. Stonestrom’s base salary shall be Five Hundred and Sixty-Seven Thousand Dollars ($567,000.00) annually beginning on the Effective Date and continuing through the date of any termination of his employment, as provided for herein. Stonestrom’s salary shall be paid in regular increments, based on the normal payroll schedule for Airspan. In the event the Parties elect to continue Stonestrom’s employment for any Additional Term(s), Stonestrom’s salary shall not be reduced below $567,000.00 annually, unless the parties agree in writing otherwise.

(b) Deferred Compensation, COBRA and Accumulated Leave. The parties agree and recognize that Stonestrom shall be entitled to the following:

(i) payment of severance for “good reason” in the amount of Five Hundred and Sixty-Seven Thousand Dollars ($567,000.00) paid to Stonestrom at the earlier of: (1) the date of Stonestrom’s separation from service for any reason; or (2) the date of a Transaction, as defined herein. Notwithstanding the foregoing, with respect to any payment hereunder that becomes payable upon Stonestrom’s separation from service, the payment shall be on the first payroll period following the dates of (1) or (2), or if Stonestrom’s separation payment is deemed to be treated under Section 409A of the Internal Revenue Code at the time, it will be paid in accordance with relevant Section 409A restrictions, in accordance with Section 6 below;

(ii) upon Stonestrom’s separation from service for any reason, if he timely elects COBRA coverage, the Company shall pay the cost of Stonestrom’s COBRA coverage for 12 months (which subsidized coverage may be imputed as income to Stonestrom to the extent necessary to preserve the tax-qualified status of the Company’s group health plan); and

(iii) compensation for all accumulated leave as estimated in the Company accounts as estimated in the company accounts used in filing of the annual 10K on March 16, 2023, in addition to any further leave accrual after the date of execution of this Agreement, paid to Stonestrom at the earlier of: (i) the date of Stonestrom’s separation from service for any reason; or (ii) the date of a Transaction, as defined herein.

(c) Bonus. Stonestrom shall continue to be eligible to receive up to sixty percent (60%) of his annual salary, based on the goals and metrics established in advance by Airspan’s Compensation Committee.

(d) Senior Management Incentive Program. The parties understand and agree that they anticipate Stonestrom’s duties as Executive Chair include increasing the value of Airspan, and that a material portion of his compensation shall be based on that growth. In keeping with such goal, and as a material inducement for Stonestrom to accept the terms of this Agreement, upon any Transaction, Stonestrom (or in the event of his death, his beneficiary or beneficiaries, or his estate) shall receive compensation as a participant in the Senior Management Incentive Program, a copy of which shall be provided to Stonestrom upon the Senior Management Incentive Program receiving approval from Airspan’s Compensation Committee. On the effective date of any Transaction, Stonestrom shall be entitled to a single lump-sum cash payment from Airspan (or a third party with whom Airspan has contracted to make the payment) in an amount equal to the Senior Management Incentive Program benefit identified in the Senior Management Incentive Program if the Transaction takes place during his employment or in a period within six months following the termination of his employment by Airspan without Cause, resignation for Good Reason, or Airspan’s non-renewal of this Agreement, to be paid within the time specified in Section 6. Airspan shall disclose the obligations to pay the Senior Management Incentive Program benefit to any third party involved in any Transaction and specifically agrees that Stonestrom’s rights to such Senior Management Incentive Program benefit shall be preserved in any contract, agreement, or other document that effectuates any such event. Airspan expressly agrees that Stonestrom shall be considered a third-party beneficiary to any agreement for any Transaction for the purpose of enforcing his right to receive the Senior Management Incentive Program benefit identified herein.

(e) Employee Benefits. Stonestrom shall be entitled to receive any health, dental, life, and disability insurance through Airspan through any program currently provided by Airspan to any other employee, and Stonestrom shall continue to receive any benefits currently provided immediately prior to the execution of this Agreement. Stonestrom shall continue to be entitled to the same amount of paid vacation time during each calendar year of the term of the Agreement as was when he served in his immediately prior position of employment, and such vacation leave shall continue to accrue if not used and the value of such leave shall be paid at the same value as calculated the salary provided for in this Agreement upon his separation from his employment or as otherwise provided above. Should Stonestrom’s salary be reduced for any reason, the vacation shall remain payable at the rate provided for in this Agreement.

(f) Restricted Stock Units. Stonestrom’s Restricted Stock Units (RSUs) that have been previously issued to him shall continue to vest under the same schedule as previously established and shall vest in entirety in the event Airspan terminates Stonestrom’s employment without Cause, Airspan elects to not renew this Agreement, or Stonestrom resigns for Good Reason. In addition, in the event of a Transaction (including any Transaction defined under this Agreement which does not meet the definition for “change in control event” under Section 409A), all such RSUs shall immediately vest.

(g) Expense Reimbursements. Stonestrom shall have the right to expense reimbursement in accordance with Airspan’s standard policy for expense reimbursements as in effect from time to time.

(h) Indemnification. With respect to Stonestrom’s acts or failures to act during his employment in his capacity as an officer, employment, or agent of Airspan, Airspan shall jointly and severally indemnify, hold harmless and defend Stonestrom and permit Stonestrom to avail himself of the coverage and protections provided by any liability insurance coverage held by Airspan (if any is held by Airspan), except for any acts or failures to act constituting gross negligence, willful misconduct or Cause. Stonestrom shall be indemnified by Airspan and Airspan shall pay Stonestrom’s related expenses and attorney’s fees and costs when and as incurred, to the full extent permitted by law, including in any situation in which any third party challenges Stonestrom’s authority or ability to serve in his position.

(i) Stock Options. Stonestrom shall continue to vest any stock options based on the vesting schedule created by the stock option contracts or agreements currently in place. Stonestrom shall have six months from the date of any separation from employment to exercise any options (or until expiry of the option term, if earlier).

SECTION 4. TERMINATION OF EMPLOYMENT

(a) Termination for Cause or Without Cause. Airspan shall have the right to terminate Stonestrom for Cause, as defined herein. Upon a termination for Cause, Stonestrom shall be paid the deferred compensation, accumulated leave and COBRA benefits described in Section 3(b) above, the value of his then-vested Restricted Stock Options (RSUs) (to the extent not paid or settled at the time of termination), as well as his accumulated vacation and sick leave, pro-rated bonus and any payments for his salary to the date of termination, but shall not be entitled to payment of the Senior Management Incentive Program benefit. Stonestrom may challenge or dispute any termination for Cause by requesting final and binding arbitration within thirty days of notice of such termination. Stonestrom shall continue to receive all pay and benefits for the time before and after requesting arbitration, and through the date of an arbitration award. The arbitration fees and costs, including attorney’s fees, shall be paid by Airspan, and the American Arbitration Association rules for employment disputes shall apply to such arbitration. Any termination by Airspan without Cause, Transaction, resignation for Good Reason or non-renewal of this Agreement shall entitle Stonestrom to payment of the Management Incentive Payment (as provided above, the Management Incentive Plan payment will only be paid if a Transaction occurs within six months after termination), as well as all deferred compensation, salary and benefits to date, COBRA reimbursement, and accrued vacation and sick leave payments. For the avoidance of doubt, any payment made to Stonestrom under this paragraph and/or pursuant to Section 3(b) above shall be paid as soon as administratively practicable and in no event later than sixty (60) days from the date a separation from service or other qualifying event occurs, although in the event of foreclosure or bankruptcy such payments shall be made within ten (10) days; provided that, any payment of Deferred Compensation that is required to be delayed by six months pursuant to Section 409A of the Internal Revenue Code shall be paid as soon as administratively practicable in a manner that does not violate the requirements of Section 409A of the Internal Revenue Code, as described in Sections 3(b) and 6(a) of this Agreement.

(b) Death. If Stonestrom’s employment terminates as a result of his death, Airspan shall:

(i) pay to Stonestrom’s estate, as soon as practicable after his death his base salary through the end of the month in which his employment terminates, as well as any compensation for company-owned life insurance, and all benefits listed in paragraph 3 of this Agreement, including the value of any accrued vacation leave at the salary rate provided herein, and the deferred compensation benefit;

(ii) pay to Stonestrom’s estate Stonestrom’s Senior Management Incentive Program benefit with valuation based at the time of Stonestrom’s death if his death occurs within six months of a Transaction (with the ability to revise based on subsequent events as provided above); and

(iii) pay any unpaid bonuses, when actually determined, for the year in which Stonestrom’s death occurs. Any amount payable to Stonestrom under this Agreement which are unpaid at the date of Stonestrom’s death or payable hereunder or otherwise by reason of his death, shall be paid in accordance with the terms of this Agreement to Stonestrom’s estate, provided that if there is a specific beneficiary designation in place for any specific amount payable, then payment of such amount shall be made to such beneficiary.

SECTION 5. DEFINITIONS

(a) Transaction means any Sale, Change in Control, Merger, Significant Asset Purchase or Recapitalization, as defined herein. Notwithstanding the foregoing, with respect to any compensation hereunder that is deferred compensation (subject to Section 409A of the Internal Revenue Code) that becomes payable on account of a Transaction, such compensation shall not be paid unless the Transaction qualifies as a “change in control event” under Section 409A.

(b) “Change of Control” means the occurrence of one or more of the following:

(i) the sale of all or substantially all of the assets of Airspan in a single transaction or series of related transactions;

(ii) Airspan sells a sufficient amount of its interests (whether by tender offer, original issuance, or a single or series of related stock or interest purchases and/or transactions) sufficient to confer on the purchaser or purchasers thereof (whether individually or a group acting in concert) beneficial ownership of at least fifty percent (50%) of Airspan;

(iii) Airspan is party to a merger, consolidation or combination that would result in the holders of interests in Airspan at the time of this Agreement having lesser ownership interests in the resulting business entity immediately after such merger, consolidation or combination; or

(iv) or a change or alteration of possession, directly or indirectly, whether or not in conjunction with any other person or entity, of the power to direct or cause the direction of the management or policies, whether through the ownership of securities or other ownership interests, by contract or otherwise.

(c) “Sale” shall mean the occurrence of one or more of the following: the sale, lease, distribution or transfer (whether by merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets or otherwise), in one transaction or a series of related transactions, to a person or entity or group of persons or entities acting in concert pursuant to which such person(s) or entity(ies) acquire securities or ownership representing more than thirty percent (30%) of the voting power or ownership of Airspan.

(d) “Merger” shall mean: the combination of Airspan with any other business entity not part of this Agreement, or the absorption of Airspan into any other business entity, or the combination of all the assets of Airspan with any other business entity. The divestment of the Mimosa Networks, Inc. subsidiary to Radisys Corporation or related Reliance Jio legal entities is excluded from this definition.

(e) “Recapitalization” shall mean: an adjustment or recasting of a corporation’s capital structure through amendment of the articles of incorporation or merger with a parent or subsidiary or other entity; and shall also occur if Airspan substitutes debt for equity in the capital structure, readjusts ownership amounts, or income, or priority to increase or decrease interests or debts, transfers any interest to a related corporation in exchange for another class of stock or ownership, adopts another form of ownership, or otherwise rearranges or changes capital structure.

(f) “Significant Asset Purchase” shall mean: the purchase by Airspan of a company, corporation, partnership, business, or entity, or a combination of such entities, of a combined value equal to at least ten percent of the value of Airspan.

(g) “Cause” means the occurrence of any one or more of the following: (i) Stonestrom has been convicted of, or pleads guilty or nolo contendere to, a felony involving dishonesty, theft, misappropriation, embezzlement, fraud, or moral turpitude; (ii) Stonestrom intentionally damages material assets of Airspan; (iii) Stonestrom intentionally discloses material Confidential Information of Airspan resulting in a loss to Airspan; or (iv) Stonestrom intentionally commits a material breach of this Agreement or engages in acts or omissions which constitute failure to follow reasonable and lawful directives of Airspan provided, however, that such acts or omissions are not cured within thirty (30) days following Airspan giving written notice to Stonestrom that Airspan considers such acts or omissions to be “Cause” under this Agreement.

No act, or failure to act, on the part of Stonestrom shall be determined “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by Stonestrom not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of Airspan. Failure to meet performance standards or objectives shall not constitute Cause for purposes hereof.

(h) “Disability” means Stonestrom’s incapacity due to physical or mental illness or cause, which results in Stonestrom being unable to perform his duties with Airspan on a full-time basis for a period of six (6) consecutive months. Any dispute as to disability shall be conclusively determined by written opinions rendered by two qualified physicians, one selected by Stonestrom, and one selected by Airspan; provided that if such opinions are conflicting, then such physicians shall select a mutually agreeable third physician whose opinion shall be conclusive and binding.

(i) “Good Reason” means the occurrence of any one or more of the following:

(i) a material and continuing failure to pay Stonestrom’s compensation and benefits (as described in Section 3) that have been earned, if any, by Airspan;

(ii) a material reduction in Stonestrom’s compensation or benefits (as described in Section 3);

(iii) any failure by Airspan to comply with any of the material provisions of this Agreement and which is not remedied by Airspan (if capable of remedy) within thirty (30) days after receipt of notice thereof given by Stonestrom;

(iv) any requirement that Stonestrom perform duties that, in the good faith and reasonable professional judgment of Stonestrom are inconsistent with ethical or lawful business practices; or

(v) Stonestrom being required to relocate to a principal place of employment more than one hundred (100) miles from his current principal place of employment during the term of this Agreement, unless Stonestrom agrees and Airspan pays all reasonable costs and expenses related thereto; or

(vi) if following a Change of Control only, there occurs a material change in Stonestrom’s duties, roles, or responsibilities. For purposes of this subsection, “material change” shall be one of such a character that a reasonable person serving in a like or similar executive capacity would feel compelled to resign from employment. Examples of “material change” include, but are not limited to, substantial reduction of Stonestrom’s authority to make decisions relating to his business responsibilities; Stonestrom being required to assume or perform substantially greater responsibilities (without additional compensation) than previously required to perform; substantial reduction of Stonestrom’s responsibilities for personnel matters relating to his business operations, substantial alteration or change in Stonestrom’s work schedule; any restructuring or realignment of any of Stonestrom responsibilities, in a manner that distinguishes them or is materially adverse to Stonestrom; and other substantial changes in Stonestrom’s terms or conditions of employment not related to Stonestrom’s principal business responsibilities.

SECTION 6. SECTION 409A

(a) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Stonestrom is a “specified employee” within the meaning of Section 409A on the date of his “separation from service,” any payments or arrangements due upon a termination of Stonestrom’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Stonestrom’s “separation from service” for any reason other than death, or (b) the date of Stonestrom’s death. All tax gross-up payments provided under this Agreement or any other agreement with Stonestrom shall be made or provided by the end of Stonestrom’s taxable year next following Stonestrom’s taxable year in which Stonestrom remits the related taxes, in accordance with the requirements of Section 409A.

(b) Separation from Service. After any Termination Date, Stonestrom shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Stonestrom, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of Airspan.

SECTION 7. MISCELLANEOUS

(a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices and communications to Stonestrom shall be sent to the address Stonestrom most recently provided to Airspan.

(b) No Waiver. No failure by either Airspan or Stonestrom at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

(c) Governing Law. This Agreement shall be governed by New York law without reference to the choice of law principles thereof.

(d) Assignment. This Agreement shall be binding upon and inure to the benefit of Airspan and any successor in interest to Airspan or any segment of such business. Such assignment shall be subject to the other obligations contained in this Agreement, and the ability to assign does not negate any of Stonestrom’s rights to the severance, compensation, bonuses, benefits, vesting, Senior Management Incentive Program benefit or other benefits contained herein. Any assignee shall be obligated to the terms and benefits in this Agreement and shall be obligated to pay such benefits upon assignment or purchase.

(e) Other Agreements. This Agreement replaces and merges any and all previous agreements and understandings regarding all terms and conditions of Stonestrom’s employment relationship with Airspan and this Agreement constitutes the entire Agreement between Airspan and Stonestrom, other than any stock option agreements or confidentiality agreements that the parties have entered into.

(f) Amendment. No amendment to this Agreement shall be effective unless it is in writing and signed by Airspan and Stonestrom.

(g) Invalidity and Severability. If any part of this Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement.

(h) Litigation. Venue shall be proper in Palm Beach County, Florida, for all legal actions arising out of or connected with this Agreement, except to the extent that a separate valuation, disability or arbitration process is necessary as identified herein. Each Party hereby expressly and irrevocably submits to the jurisdiction of such courts for the purpose of any such action and expressly and irrevocably waives, to the fullest extent permitted by law, any objection which is or hereafter may have to the laying of venue of any such action brought in any such court and any claim that such action has been brought in an inconvenient forum. Should litigation be initiated, and a judgment obtained, the prevailing party shall be entitled to an award or reasonable attorney fees and costs. Should litigation be initiated and the parties reach a settlement before judgment, Airspan shall pay Stonestrom’s attorney fees and costs.

IN WITNESS THEREOF, Airspan and Stonestrom have executed this Agreement effective as of the Effective Date.

AIRSPAN NETWORKS HOLDINGS INC.		ERIC STONESTROM

/s/ David Brant		/s/ Eric Stonestrom

Name:	David Brant

Title:	Senior Vice President, Chief Financial Officer and Secretary

Date:

9